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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number 000-21131

                       INTERNATIONAL NETWORK SERVICES
           (Exact name of registrant as specified in its charter)

              1213 Innsbruck Drive, Sunnyvale, California 94089
                               (650) 318-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, $.001 Par Value
          (Title of each class of securities covered by this Form)
                                    None

 (Title of all other classes of securities none for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)  [X]
        Rule 12g-4(a)(1)(ii) [_]        Rule 12h-3(b)(1)(ii) [_]
        Rule 12g-4(a)(2)(i)  [_]        Rule 12h-3(b)(2)(i)  [_]
        Rule 12g-4(a)(2)(ii) [_]        Rule 12h-3(b)(2)(ii) [_]
                                        Rule 15d-6 [_]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, International Network Services has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        INTERNATIONAL NETWORK SERVICES
Date: October 15, 1999
                                        By: /s/ Kevin J. Laughlin
                                           -----------------------------------
                                        Name:  Kevin J. Laughlin
                                        Title: Vice President, Finance and
                                               Chief Financial Officer